George Stewart, CPA
2301 South Jackson, Suite 101-G
Seattle, Washington 98144
(206) 328-8554, (206) 328-0383 FAX
stewcpasea@aol.com

August 13, 2007

U. S. Securities and Exchange Commission
450 Fifth Street NW
Washington, DC 20549

Gentlemen:

On August 10, 2007, this firm received a draft copy of Form 8-K to be filed by WaferGen Bio-systems, Inc. (the “Company”) reporting the resignation of the firm as the Company’s independent registered public accounting firm in accordance with the requirements of Item 4.01 - Changes in registrant Certifying Public Accountant of Form 8-K.

We have no disagreements with the statements made in the draft Form 8-K, Item 4.01 disclosures provided to us. Our report on the June 30, 2006 financial statements, did not contain an adverse opinion or a disclaimer of opinion nor was it qualified or modified as to audit scope, accounting principles or uncertainty, except for a going concern opinion expressing substantial doubt about the ability of the company to continue as a going concern.

Sincerely

/s/ George Stewart

George Stewart, CPA